Consent of Independent Registered Public Accounting Firm

We consent to the inclusion in this Post Effective Amendment to the Registration Statement on Form SB-2 of our report, dated April 30, 2007, of the consolidated financial statements of Allied Moral Holdings Limited for the years ended December 31st, 2005 and 2006.

In addition, we consent to the inclusion in this Post Effective Amendment to the Registration Statement on Form SB-2 of our report, dated May 21, 2007, of the consolidated financial statements of Allied Moral Holdings Limited for the three months ended March 31st, 2007.

Furthermore, we consent to the reference to us under the heading “Experts” in the Post Effective Amendment to the Registration Statement.

/s/ UHY Hong Kong
UHY Hong Kong